Exhibit 10.1

FORRESTER RESEARCH, INC.

EXECUTIVE SEVERANCE PLAN

The Company has adopted this Forrester Research, Inc. Executive Severance Plan for the benefit of certain employees of the Company and its Subsidiaries, on the terms and conditions hereinafter stated. All capitalized terms used herein are defined in Section 1 hereof. The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to Eligible Executives in the event of certain terminations of employment.

SECTION 1.	DEFINITIONS. As hereinafter used:

1.1 “Accountants” shall have the meaning ascribed to that term in Section 4.1.

1.2 “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

1.3 “Board” means the Board of Directors of the Company.

1.4 “Cause” shall mean that the Eligible Executive has: (a) willfully and continually failed to substantially perform, or been willfully grossly negligent in the discharge of, his or her reasonably assigned duties to the Company or any of its Subsidiaries (in any case, other than by reason of a Disability, physical or mental illness or analogous condition and excluding any such failure occurring after the Eligible Executive has given written notice of termination for Good Reason), which failure or negligence continues for a period of 10 business days after a written demand for performance is delivered to the Eligible Executive by the Board, which specifically identifies the manner in which the Board believes that the Eligible Executive has not substantially performed, or been grossly negligent in the discharge of, his or her duties; (b) committed or engaged in an act of theft, embezzlement or fraud, or committed a willful and material breach of confidentiality with respect to the Company or any of its subsidiaries or a willful unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information of the Company or any of its Subsidiaries which in any case is materially and demonstrably injurious to the Company or any of its Subsidiaries; (c) willfully breached a fiduciary duty; (d) willfully and materially violated any duty, law, rule, regulation or policy of the Company or any of its Subsidiaries; or (e) been indicted, convicted or pled no contest to a felony (other than involving a traffic-related infraction), or any crime involving fraud or dishonesty. No act or failure to act on the part of the Eligible Executive shall be deemed “willful” unless done, or omitted to be done, by the Eligible Executive not in good faith or without reasonable belief that the Eligible Executive’s act or failure to act was in the best interests of the Company. The Company must notify the Eligible Executive of an act or failure to act constituting Cause within 90 days following the date that the Board of Directors of the Company (or any duly authorized Committee thereof) first obtained actual knowledge of the existence of Cause, or such Eligible Executive’s act or failure to act shall not constitute cause under this Plan. For the avoidance of doubt, this definition of Cause shall control for all purposes of determining the rights to benefits for Eligible Executives under the Plan, regardless of any inconsistency between this definition and a definition of “Cause” that is set forth in any employment, severance or other agreement between the Eligible Executive on the one hand, and the Company or any Subsidiary or any Affiliate, on the other hand.

1.5 A “Change in Control” shall be deemed to mean the first of the following events to occur after the Effective Date:

(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1.4(a), the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Section (c)(1) or (c)(2) below, or (E) any acquisition by George F. Colony or any member of the family of George F. Colony or any trust or entity substantially all of the beneficial interests of which are owned by the Colony family (an “Exempt Person”);

(b)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)

The consummation of a merger or consolidation of the Company or any Subsidiary with any other entity, other than (1) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person other than an Exempt Person acquires beneficial ownership, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 50% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities; or

(d)	Shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

1.6 “Change in Control Protection Period” shall mean the period commencing on the first date a Change in Control occurs and ending eighteen (18) months following such date.

1.7 “Change in Control Severance Event” means (i) the earlier of (x) the involuntary termination of an Eligible Executive’s employment by the Company or (y) the provision of written notice of the termination of an Eligible Executive’s employment by the Company if the Company is required by law or contract to provide advance notice of such termination, in either case other than for Cause, death or Disability, in all such cases following the Effective Date and during the Change in Control Protection Period, (ii) the earlier of (x) the termination of an Eligible Executive’s employment by the Eligible Executive for Good Reason or (y) the provision of written notice of the termination of an Eligible Executive’s employment with the Company by the Eligible Executive for Good Reason, if such Eligible Executive is required by law or contract to provide advance notice of such termination, in all such cases following the Effective Date and during the Change in Control Protection Period, or (iii) the Eligible Executive’s employment with the Company is involuntarily terminated following the Effective Date but prior to the date on which Change in Control occurs, and it is demonstrated by the Eligible Executive to the reasonable satisfaction of the Company that such termination of employment prior to the Change in Control (x) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (y) otherwise arose in connection with or in anticipation of a Change in Control.

1.8 “Chief Executive Officer” means the chief executive officer of the Company.

1.9 “Code” means the Internal Revenue Code of 1986, as amended.

1.10 “Committee” means the Compensation and Nominating Committee of the Board.

1.11 “Company” means Forrester Research, Inc. and any successors thereto and, where the context requires, its Subsidiaries.

1.12 “Disability” means a physical or mental condition entitling the Eligible Executive to benefits under the applicable long-term disability plan of the Company or any its Subsidiaries, or if no such plan exists, a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code).

1.13 “Effective Date” shall mean May 15, 2014.

1.14 “Effective Period” means the period beginning on the Effective Date, excluding the Change in Control Protection Period.

1.15 “Eligible Executive” means those individuals and/or positions listed on Exhibit A hereto, including the Chief Executive Officer of the Company.

1.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.18 “Excise Tax” shall have the meaning ascribed to that term in Section 4.1.

1.19 “Good Reason” means (i) a material adverse alteration or material diminution in the nature or status of an Eligible Executive’s duties or responsibilities with the Company or any Subsidiary thereof (other than as a result of the Eligible Executive’s physical or mental incapacity that impairs his or her ability to materially perform his or her duties or responsibilities and such alteration or diminution lasts only for so long as the Eligible Executive’s doctor determines such incapacity impairs the Eligible Executive’s ability to materially perform his or her duties or responsibilities) as an Eligible Executive without the Eligible Executive’s consent; (ii) a reduction in base salary or aggregate cash target bonus and other incentive opportunity of an Eligible Executive; (iii) a material reduction in the aggregate level of employee benefits made available to the Eligible Executive when compared to the benefits made available to the Eligible Executive immediately prior to the Change in Control; or (iii) a relocation of an Eligible Executive’s principal place of business of more than 35 miles (other than to the extent agreed to or requested by the Eligible Executive), which, in each case, is not cured within 30 days following the Company’s or one of its Subsidiaries, as applicable, receipt of written notice from such Eligible Executive describing the event constituting Good Reason. Such notice must be provided within 90 days of the initial existence of the event constituting Good Reason.

1.20 “Notice Period” shall have the meaning ascribed to that term in Section 6.2.

1.21 “Payments” shall have the meaning ascribed to that term in Section 4.1.

1.22 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

1.23 “Plan” means the Forrester Research, Inc. Executive Severance Plan, as set forth herein, as it may be amended from time to time.

1.24 “Plan Administrator” means the Committee or such other person or persons appointed from time to time by the Committee to administer the Plan.

1.25 “Safe Harbor Amount” shall mean the greatest pre-tax amount of Payments that could be paid to an Eligible Executive without causing an Eligible Executive to become liable for any Excise Tax in connection therewith.

1.26 “Severance Event” means the involuntary termination of an Eligible Executive’s employment by the Company or any Subsidiary thereof, other than for Cause, death or Disability during the Effective Period.

1.27 “Severance Date” means the date on which an Eligible Executive incurs a Severance Event.

1.28 “Subsidiary” means, with respect to the Company, as of any date of determination, any other Person as to which the Company owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.

SECTION 2.	SEVERANCE BENEFITS.

2.1 Generally. Subject to Sections 2.8, 2.9, 2.10, 2.11 and Section 4, each Eligible Executive shall be entitled to severance payments and/or benefits pursuant to applicable provisions of Section 2 of this Plan if the Eligible Executive incurs a Severance Event or a Change in Control Severance Event.

2.2 Payment of Accrued Obligations. If an Eligible Executive incurs (i) a Severance Event during the Effective Period, or (ii) a Change in Control Severance Event during the Change in Control Protection Period, the Company shall pay to such Eligible Executive on the Severance Date or as soon as practicable thereafter in accordance with applicable law, a lump sum payment in cash equal to the sum of (a) the Eligible Executive’s accrued but previously unpaid annual base salary and any accrued vacation pay through the Severance Date, (b) the Eligible Executive’s annual bonus earned for the fiscal year immediately preceding the fiscal year in which the Severance Date occurs (if such bonus is determinable and has not been paid as of the Severance Date) and (c) if applicable, the amount of the annual bonus earned, if any, and/or the amount of sales commissions determinable and earned by the Eligible Executive and unpaid as of the Severance Date for the then current fiscal year and any prior periods.

2.3 Payment after a Severance Event or Change in Control Severance Event.

2.3.1 Subject to Sections 2.8, 2.9, 2.10, 2.11 and Section 4 hereof, the Company shall pay to:

(a) each Eligible Executive other than the Chief Executive Officer who incurs a Severance Event during the Effective Period, in equal installments over twelve months in accordance with the Company’s regular payroll practices commencing with the first administratively practical regular payroll date next following the effectiveness of the release as described in Section 2.8, (i) one times the Eligible Executive’s annual base salary as in effect on the Severance Date, and (ii) in a lump sum as soon as reasonably practicable following the effectiveness of the release described in Section 2.8, but in no event later than March 15th of the calendar year following the calendar year that includes the Severance Date, an amount equal to the lesser of (x) one times the Eligible Executive’s annual target bonus and if applicable, sales commission amounts as in effect on the Severance Date, or (y) the average of the actual bonus and if applicable, sales commissions earned by the Eligible Executive under applicable executive incentive plans and sales commission plans for each of the two fiscal years preceding the year of the Severance Event, provided the Eligible Executive was employed by the Company during both fiscal years, or, if the Eligible Executive was employed by the Company for only one fiscal year, the actual bonus and if applicable, sales commissions, earned by such Eligible Executive for that fiscal year, or, if the Eligible Executive was employed by the Company for less than one fiscal year, the actual bonus and if applicable, sales commissions, earned by the Eligible Executive while employed by the Company; and

(b) the Chief Executive Officer if he or she incurs a Severance Event during the Effective Period, in equal installments over eighteen (18) months in accordance with the Company’s regular payroll practices commencing with the first administratively practical regular payroll date next following the effectiveness of the release as described in Section 2.8, (i) one and one-half times the Chief Executive Officer’s annual base salary as in effect on the Severance Date, and (ii) in a lump sum as soon as reasonably practicable following the effectiveness of the release described in Section 2.8, but in no event later than March 15th of the calendar year following the calendar year that includes the Severance Date, an amount equal to the lesser of (x) one and one-half times the Chief Executive Officer’s annual target bonus and if applicable, sales commission amounts as in effect on the Severance Date, or (y) one and one-half times the average of the actual bonus and if applicable, sales commissions earned by the

Chief Executive Officer under applicable executive incentive plans and sales commission plans for each of the two fiscal years preceding the year of the Severance Event, provided the Chief Executive Officer was employed by the Company during both fiscal years, or, if the Chief Executive Officer was employed by the Company for only one fiscal year, one and one-half times the actual bonus and if applicable, sales commissions, earned by such Chief Executive Officer for that fiscal year, or, if the Chief Executive Officer was employed by the Company for less than one fiscal year, one and one-half times the actual bonus and if applicable, sales commissions, earned by the Chief Executive Officer while employed by the Company.

2.3.2 Subject to Sections 2.8, 2.9, 2.10, 2.11 and Section 4 hereof, the Company shall pay to:

(a) each Eligible Executive other than the Chief Executive Officer who incurs a Change in Control Severance Event a lump sum cash payment on the first administratively practical regular payroll date following the effectiveness of the release described in Section 2.8 hereof equal to the sum of (i) one times the Eligible Executive’s annual base salary (as in effect immediately prior to the Change in Control or immediately prior to the Severance Date, whichever is higher); (ii) the delta between (x) the amount, if any, payable under Section 2.2 for actual bonus and/or sales commissions earned up to and through the Severance Date, if any and (y) the Eligible Executive’s annual target bonus amount and/or annual target sales commissions amount, as applicable, pro-rated as of the Severance Date (without giving effect to any reduction in such Eligible Executive’s target annual incentive opportunity following the Change in Control); and (iii) the higher of (x) one times the Eligible Executive’s target annual incentive opportunity, including target bonus opportunity, and if applicable, target sales commissions (without giving effect to any reduction in such Eligible Executive’s target annual incentive opportunity following the Change in Control) or (y) the average of the actual bonus and if applicable, sales commissions earned by the Eligible Executive under applicable executive incentive plans and sales commission plans for each of the two fiscal years preceding the year of the Change in Control Severance Event, provided the Eligible Executive was employed by the Company during both fiscal years, or, if the Eligible Executive was employed by the Company for only one fiscal year, the actual bonus and if applicable, sales commissions, earned by such Eligible Executive for that fiscal year, or, if the Eligible Executive was employed by the Company for less than one fiscal year, the actual bonus and if applicable, sales commissions, earned by the Eligible Executive while employed by the Company.

(b) the Chief Executive Officer if he or she incurs a Change in Control Severance Event a lump sum cash payment on the first administratively practical regular payroll date following the effectiveness of the release described in Section 2.8 hereof equal to the sum of (i) two times the Chief Executive Officer’s annual base salary (as in effect immediately prior to the Change in Control or immediately prior to the Severance Date, whichever is higher); (ii) the delta between (x) the amount, if any, payable under Section 2.2 for actual bonus and/or sales commissions earned up to and through the Severance Date, if any, and (y) the Chief Executive Officer’s annual target bonus amount and/or annual target sales commissions amount, as applicable, pro-rated as of the

Severance Date (without giving effect to any reduction in such Chief Executive Officer’s target annual incentive opportunity following the Change in Control); and (iii) the higher of (x) two times the Chief Executive Officer’s target annual incentive opportunity, including target bonus opportunity, and if applicable, target sales commissions (without giving effect to any reduction in such target annual incentive opportunity following the Change in Control), or (y) two times the average of the actual bonus and if applicable, sales commissions earned by the Chief Executive Officer under applicable executive incentive plans and sales commission plans for each of the two fiscal years preceding the year of the Change in Control Severance Event, provided the Eligible Executive was employed by the Company during both fiscal years, or, if the Chief Executive Officer was employed by the Company for only one fiscal year, two times the actual bonus and if applicable, sales commissions, earned by such Chief Executive Officer for that fiscal year, or, if the Chief Executive Officer was employed by the Company for less than one fiscal year, two times the actual bonus and if applicable, sales commissions, earned by the Chief Executive Officer while employed by the Company.

2.4 Equity Treatment. Without limitation of an Eligible Executive’s rights under any other plan, program or agreement, all unvested equity and equity-based awards for each Eligible Executive who incurs a Change in Control Severance Event (including stock options and RSU’s and, for the avoidance of doubt, any equity or equity-based awards of either the Company or a successor into which unvested equity of the Company held by an Eligible Executive at the time of a Change in Control is converted in connection with the Change in Control) shall become fully vested immediately prior to such Change in Control Severance Event; provided that any such equity or equity-based awards which vest contingent upon the attainment of performance goals shall become vested at the target level of performance. In addition, in the event that a Change in Control occurs in which either (a) the Company’s common stock is exchanged for or converted into consideration consisting solely of cash or (b) the successor or acquirer does not assume or equitably substitute outstanding equity or equity-based awards, each such equity or equity-based award shall be cancelled at the time of such transaction in exchange for a payment equal to the product of (i) the consideration per share of Company common stock in the transaction (less any applicable per share exercise price) and (ii) the number of shares of Company common stock subject to such award; provided that in the case of any such equity or equity-based awards which vest contingent upon the attainment of performance goals the number of shares subject to such award shall be measured at the target level of performance.

2.5 Benefits Supplement. Subject to Sections 2.8, 2.9, 2.10. 2.11 and Section 4 hereof, in the case of each Eligible Executive who incurs a Severance Event or Change in Control Severance Event, the Company shall, at its sole expense, pay to each such Eligible Executive in equal installments in accordance with the Company’s regular payroll schedule pursuant to Section 2.3.1 in the case of a Severance Event, or with the lump sum payment pursuant to Section 2.3.2 in the case of a Change in Control Severance Event an amount equal to the Company’s portion of the cost of such Eligible Executive’s (including eligible dependents as of the Severance Date) medical and dental benefits under applicable Company plans on the Severance Date for a twelve-month period for Eligible Executives other than the Chief Executive Officer, and for an eighteen-month period for the Chief Executive Officer in the case of a Severance Event or twenty-four month period for the Chief Executive Officer in the case of a Change in Control Severance Event. For the avoidance of doubt, the supplemental payment referenced in this Section 2.5 is taxable to the Eligible Executive and may be used by the Eligible Executive for any purpose, including, but not limited to, health care continuation coverage under COBRA.

2.6 Outplacement Services. Subject to Sections 2.8, 2.9, 2.10 and Section 4 hereof, each Eligible Executive who incurs a Severance Event or a Change in Control Severance Event shall be provided with appropriate outplacement services as selected by the Company (i) in the case of a Severance Event, for a period of six months, which period may be extended for an additional six (6) months upon request of the Eligible Executive and at the discretion of the Company; and (ii) in the case of a Change in Control Severance Event, for a period of twelve months.

2.7 Legal Fees. The Company shall reimburse each Eligible Executive whose termination of employment results from a Change in Control Severance Event for all reasonable legal fees and expenses incurred by such Eligible Executive in seeking to obtain or enforce any right or benefit provided under this Plan, provided such Eligible Executive prevails in substantial part on the material issues presented in such legal or other proceeding.

2.8 Release. No Eligible Executive who incurs a Severance Event or a Change in Control Severance Event shall be eligible to receive any payments or other benefits under the Plan (other than payments under Section 2.2 hereof) unless he or she first executes a waiver, release of claims, and covenant not to sue in favor of the Company and its Subsidiaries in a form as determined by the Company and does not revoke such release within the time permitted therein for such revocation, if any. The Company shall provide the release to the Eligible Executive no later than five (5) business days after the Eligible Executive’s termination of employment. If such release is not effective on or before the sixtieth (60th) day following the Eligible Executive’s termination of employment, payments or benefits shall not be paid or otherwise provided to the Eligible Executive under this Plan and instead shall be forfeited.

2.9 Section 409A. It is intended that payments and benefits under this Plan not subject Eligible Executives to taxation under Section 409A of the Code and, accordingly, this Plan shall be interpreted and administered to be in compliance therewith. Any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code, or that qualify as “involuntary separation pay” within the meaning of Treas. Reg. § 1.409A-1(b)(9) shall not be treated as deferred compensation unless applicable law requires otherwise. If any amount payable under the Plan upon a termination of employment is determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409A of the Code, such amount shall not be paid unless and until the Eligible Executive’s termination of employment also constitutes a “separation from service” under Section 409A of the Code. If current or future regulations or guidance from the Internal Revenue Service dictates, or the Company’s counsel determines that any payments or benefits due to the Eligible Executive hereunder upon the schedule otherwise provided herein would cause the application of an accelerated or additional tax under Section 409A, then, to the extent required to avoid an accelerated or additional tax under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Eligible Executive’s Severance Date shall instead be paid on the first business day after the date that is six months following the Eligible Executive’s Severance Date (or upon such Eligible Executive’s death, if earlier) and amounts payable after such six-month period shall be paid in accordance with their original payment schedule. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Eligible Executive under this Plan (including any reasonable legal fee reimbursements described in Section 2.7) shall be paid to the Eligible Executive on or before the last day of the calendar year following the calendar year in which the expense or tax was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Eligible Executive) during any one calendar year may not effect amounts reimbursable or provided in any subsequent calendar year. Notwithstanding anything herein to the contrary, in no event shall the timing of an Eligible Executive’s execution of the release described in Section 2.8, directly or indirectly, result in the Eligible Executive designating the calendar year of payment, and if a payment that is subject to execution of the general release could be made in more than one taxable year, payment shall be made in the later taxable year. Each payment in a series of payments shall be treated as a “separate payment” for purposes of Section 409A of the Code. No interpretation or amendment of this Plan shall require the Company to incur any additional costs or to reimburse any Eligible Executive for any taxes or penalties that might be imposed upon the Eligible Executive as a result of Section 409A of the Code.

2.10 Nonduplication; Coordination with Other Arrangements. This Plan shall not be deemed to impair any rights of an Eligible Executive pursuant to any other agreement, plan or arrangement with the Company, a Subsidiary, or an Affiliate (an “Alternative Arrangement”); provided however that the compensation and benefits provided under this Plan shall be coordinated with similar compensation and benefits provided under other Company-sponsored plans and individual agreements with Eligible Executives so as to avoid the duplication of any such compensation and benefits. For the avoidance of doubt, in the event that an Eligible Executive is party to an Alternative Arrangement which provides severance payments or benefits upon a termination of employment, or any retention or “stay” bonuses, the payments and benefits provided under this Plan shall be reduced.

2.11 CESSATION OF SEVERANCE PAY AND BENEFITS.

Except as otherwise expressly provided in a written agreement signed by the Chief Executive Officer, chief legal officer, or chief people officer of the Company, severance pay and severance benefits which are being paid or are being provided to an Eligible Executive as a result of a Severance Event or Change in Control Severance Event shall immediately cease (provided the Eligible Executive has received at least one thousand dollars ($1,000) of severance payments and benefits) and not be resumed in the event that the Eligible Executive is determined by the Company, in its sole discretion, to be in breach of any confidential information, non-solicitation or non-competition covenant, or any other restrictive covenant agreement with the Company or any Subsidiary.

SECTION 3.	PLAN ADMINISTRATION.

3.1 The Plan Administrator shall have full discretionary authority and control to administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan, including remedying any ambiguities or inconsistencies and supplying any omissions.

3.2 The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.3 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

SECTION 4.	EXCISE TAX.

4.1 Excise Tax Treatment. Unless a more favorable treatment is otherwise provided in an individual written employment, change of control, severance or other agreement with an Eligible Executive, in the event it shall be determined that any payment or distribution whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement (collectively, a “Payment”), to or for the benefit of an Eligible Executive, would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to the Eligible Executive shall be reduced to the Safe Harbor Amount, with such reduction being applied first to the cash payments under Section 2 hereof (other than the Accrued Obligations described in Section 2.2) and then to other benefits provided hereunder; provided however that such reduction shall not be effected in the event that the net amount of Payments received by the Eligible Executive, after giving effect to the imposition of the Excise Tax (and all other applicable taxes) exceeds the net amount of such Payments received by the Eligible Executive after giving effect to the reduction. Unless the Company and an Eligible Executive otherwise agree in writing, any determination required under this Section 4.1 shall be made in writing by an independent nationally recognized accounting firm (the “Accountants”) to be selected by the Company, whose good faith determination shall be conclusive and binding upon the Eligible Executive and the Company for all purposes. The Company and the Eligible Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4.1. The Company shall bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 4.1 and any other costs that the Eligible Executive may reasonably incur in connection with such Eligible Executive responding to or defending any claim by a taxing authority seeking payment of any Excise Tax in connection with amounts paid or payable to an Eligible Executive under this Plan.

SECTION 5.	PLAN MODIFICATION OR TERMINATION.

The Plan may be terminated or amended by the Board at any time; provided, however, that during the Change in Control Protection Period, (a) the Plan may not be terminated and (b) the Plan may not be amended if such amendment would in any manner be adverse to the interests of any Eligible Executive.

SECTION 6.	GENERAL PROVISIONS.

6.1 Except as otherwise provided herein or by law, no right or interest of any Eligible Executive under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Executive under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Executive. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

6.2 If the Company or any Subsidiary is obligated by law or by contract to pay severance pay, a termination indemnity, or the like, or if the Company or any Subsidiary is obligated by law or contract to provide advance notice of separation (“Notice Period”), then any severance pay hereunder shall be reduced by the amount of any such severance pay, termination indemnity, or the like, as applicable, and by the amount of any compensation received during any Notice Period, provided the Eligible Executive was relieved of duties during such Notice Period.

6.3 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Executive, or any person whomsoever, the right to be retained in the service of the Company or any Subsidiary, and all Eligible Executives shall remain subject to discharge to the same extent as if the Plan had never been adopted.

6.4 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

6.5 This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Executive, present and future, and any successor to the Company. If a severed employee shall die while any amount would still be payable to such severed employee hereunder if the severed employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in a lump sum in accordance with the terms of this Plan to the executor, personal representative or administrators of the severed employee’s estate.

6.6 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

6.7 The Plan shall not be required to be funded unless such funding is authorized by the Board. Regardless of whether the Plan is funded, no Eligible Executive shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

6.8 Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

6.9 This Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by federal law, which shall otherwise control. All disputes arising out of or in connection with this Plan shall be subject to the jurisdiction of the courts of Massachusetts.

6.10 All payments and benefits paid or otherwise provided under or pursuant to the Plan shall be reduced by applicable tax withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.

6.11 The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b). The Plan is also intended to constitute an “unfunded welfare plan” maintained by the Company “for the purpose of providing benefits for a select group of management or highly compensated employees” such that it will be, among other things, exempt from the reporting and disclosure requirements of Part 1 of Title I of ERISA.

6.12 All severance benefit payments are subject to set-off, recoupment, or other recovery or “clawback” as required by applicable law or by any Company policy on the clawback of compensation, as amended from time to time.

6.13 An Eligible Executive who is receiving or has received payments or other benefits under this Plan following a Severance Event or Change in Control Severance Event will not be required to seek other employment, nor will there be any offset against amounts due to such Eligible Executive under this Plan for any remuneration payable by any subsequent employer. An Eligible Executive who is receiving or has received payments or other benefits under this Plan following a Severance Event or Change in Control Severance Event will cooperate fully with the Company in the defense or prosecution of any government investigations and any government or third-party claims or actions then in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claim or action against its directors, officers and employees in which the Eligible Executive has personal knowledge of any relevant facts. The Eligible Executive’s cooperation in connection with such claims or actions shall include the Eligible Executive being available, within reason given the constraints of personal commitments, future employment or job search activities, to meet with the Company to prepare for any proceeding, to provide truthful affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. The Company will reimburse the Eligible Executive for any reasonable, out-of-pocket expenses that the Eligible Executive may incur in providing such assistance.

SECTION 7.	CLAIMS, INQUIRIES, APPEALS.

7.1 Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

Plan Administrator

c/o Forrester Research, Inc.

60 Acorn Park Drive

Cambridge, MA 02140

Attn: Chief People Officer

With a copy to: Chief Legal Officer

7.2 Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

7.3 Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:

Plan Administrator

c/o Forrester Research, Inc.

60 Acorn Park Drive

Cambridge, MA 02140

Attn: Chief People Officer

With a copy to: Chief Legal Officer

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

7.4 Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60)-day period. The Plan Administrator will give prompt, written notice of its decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based.

7.5 Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

7.6 Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 7.1 above, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 7.3 above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 7.4 above).

7.7 Limitation on Civil Actions. In no event shall a claimant or any other person be entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been complied with and exhausted, nor may a claimant or other person bring any action in a court or other tribunal more than two (2) years after the Eligible Executive has terminated employment, regardless of whether the periods for the claim and appeal procedures have expired.

EXHIBIT A

ELIGIBLE EXECUTIVES

Chief Executive Officer

Other Members of the Company’s Executive Team who are also executive officers of the Company designated in writing by the Board as eligible for the Plan